Exhibit 10.1
(Rev. 11/26/08)
MIDWEST BANC HOLDINGS, INC.
DIRECTORS DEFERRED COMPENSATION PLAN
NOTICE OF SPECIAL RISK OF LOSS
     A special risk of loss is associated with a director’s decision to participate in the Midwest Banc Holdings, Inc. Directors Deferred Compensation Plan. This special risk of loss is separate and apart from the risk of loss due to poor performance by the account or fund to which the Director may suggest be the deemed investment of his or her account balance. This special risk of loss is that, if Midwest Banc Holdings, Inc. ever becomes insolvent or bankrupt, the Director might lose all or a large part of his or her account under the Plan.
     This special risk of loss is a feature of the Plan because, unlike a trust holding the assets of a tax-qualified retirement plan, this Plan cannot legally be structured so that it is exempt from the creditors of Midwest Banc Holdings, Inc. and still provide for the deferral of federal income taxes.
(As Amended and Restated Effective Generally January 1, 2009)

MIDWEST BANC HOLDINGS, INC.
DIRECTORS DEFERRED COMPENSATION PLAN
Table of Contents

ARTICLE I BACKGROUND, PURPOSE AND EFFECTIVE DATE		1
1.01	Background	1
1.02	Purpose	1
1.03	Effective Date	1

ARTICLE II DEFINITIONS		1
2.01	“Account”	1
2.02	“Affiliated Employer”	1
2.03	“Annual Deferrals”	2
2.04	“Beneficiary”	2
2.05	“Board”	2
2.06	“Change in Control”	2
2.07	“Code”	3
2.08	“Company”	3
2.09	“Company Stock”	3
2.10	“Company Stock Subaccount”	3
2.11	“Deferred Fees”	3
2.12	“Director”	3
2.13	“Director Fees”	3
2.14	“Election Form”	4
2.15	“Election Period”	4
2.16	“Interest Earning Subaccount”	4
2.17	“Investment Election”	4
2.18	“Participant”	4
2.19	“Plan”	4
2.20	“Plan Administrator”	4
2.21	“Plan Year”	4
2.22	“Separation from Service”	4
2.23	“Specified Employee”	5
2.24	“Trust”	5
2.25	“Trustee”	5
2.26	“Unforeseeable Emergency”	5
2.27	“Valuation Date”	5

ARTICLE III PARTICIPATION REQUIREMENTS AND PARTICIPANT ELECTIONS		5
3.01	Participation Requirements	5
3.02	Initial Election Period for Newly Elected Directors; Irrevocability of Elections	5
3.03	Subsequent Annual Elections; Irrevocability of Elections	5
3.04	Cancellation of Deferrals Following An Unforeseeable Emergency Payment	5
3.05	Amount of Deferral	5

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3.06	Manner of Electing Deferral	5

ARTICLE IV CREDITING OF PARTICIPANT ACCOUNTS		5
4.01	Maintenance of Accounts	5
4.02	Crediting of Director Fees to Participant Accounts	5
4.03	Crediting of Earnings and Losses	5
4.04	Crediting of Director Fees to Company Stock Subaccount	5
4.05	Crediting of Director Fees to Interest Earning Subaccount	5
4.06	Account Valuation; Participant Statements	5
4.07	Liability	5

ARTICLE V FUNDING RESTRICTIONS		5
5.01	Funding Restrictions in General	5
5.02	Optional Establishment of a Trust Subject to Claims of Creditors	5
5.03	Ownership of Fund or Trust Fund	5
5.04	Company Contributions to Trust	5

ARTICLE VI FORM AND TIMING OF PAYMENT OF BENEFITS		5
6.01	Forms of Payment and Elections	5
6.02	Timing of Payment of Deferred Fees Upon Separation From Service	5
6.03	Timing of Payment of Deferred Fees Upon Death	5
6.04	Timing of Payment of Deferred Fees Upon A Change in Control	5
6.05	Timing of Payment of Deferred Fees Upon An Unforeseeable Emergency	5
6.06	Payment of Deferred Fees to Satisfy Domestic Relations Order	5
6.07	Limited Cashouts	5
6.08	Change in Form or Timing of Payments	5
6.09	Restriction on Timing of Payment	5
6.10	No Loans	5
6.11	Accounting for Payments	5

ARTICLE VII DESIGNATION OF BENEFICIARY		5

ARTICLE VIII PLAN ADMINISTRATION		5
8.01	Plan Administrator; Expenses	5
8.02	Powers and Duties	5
8.03	Interpretation of Plan Provisions; Finality of Rules and Decisions	5
8.04	Exhaustion of Administrative Remedies Required	5
8.05	Claims Procedures	5
8.06	Claims Review Procedures: Appeals of Adverse Determinations	5

ARTICLE IX AMENDMENT AND TERMINATION		5
9.01	Amendment	5
9.02	Termination	5
9.03	Plan Terminations Under Section 409A	5

ARTICLE X MISCELLANEOUS		5
10.01	Anti-Alienation	5

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10.02	State Law	5
10.03	No Guarantee of Continued Service	5
10.04	Notice, Designation, Election, Consent, and Waiver	5
10.05	Action by Company	5
10.06	Conditions Upon Issuance of Company Stock	5
10.07	Change in Corporate Capitalization	5
10.08	Two-Year Time Limitation on Legal Actions	5
10.09	Compliance With Section 409A of the Code	5

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MIDWEST BANC HOLDINGS, INC.
DIRECTORS DEFERRED COMPENSATION PLAN
ARTICLE I
BACKGROUND, PURPOSE AND EFFECTIVE DATE
1.01	Background. The Midwest Banc Holdings, Inc. Directors Deferred Compensation Plan (the “Plan”) is a deferred compensation plan maintained by Midwest Banc Holdings, Inc. (the “Company”). Benefits are paid only to the extent and under the circumstances set forth in the Plan. The Plan was originally adopted effective January 1, 2006. The Plan is now being amended to comply with the April 2007 Treasury regulations promulgated under Section 409A of the Internal Revenue Code.

1.02	Purpose. The purpose of the Plan is to provide non-employee Directors with an opportunity to defer receipt of fees earned for services as a Director until after termination of such service. It is intended that the Plan shall aid the Company in retaining and attracting Directors whose abilities, experience and judgment can contribute to the continued success of the Company.

1.03	Effective Date. Except as otherwise provided in this document, the Plan as amended and restated in this document is effective as of January 1, 2009, and applies to, and only to, non-employee Directors of the Company on or after January 1, 2009.
ARTICLE II
DEFINITIONS
          The following words and phrases shall have the following meanings when used in the Plan, unless a different meaning is plainly required by the context. All other defined terms in this Plan shall have the meanings specified in the various Articles of the Plan in which they appear.
2.01	“Account” means the separate bookkeeping account or accounts established for each Participant under the Plan pursuant to Article IV to which Annual Deferrals with respect to such Participant are credited from time to time and valued in accordance with the performance of the investment choice in which the Deferred Fees are notionally invested. No funds are actually contributed to an Account and there are no assets in any Account.

2.02	“Affiliated Employer” means any corporation, trade or business that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code by reference to Section 1563 of the Code) that includes the Company, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company; any entity (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code. An Affiliated Company shall be considered an Affiliated Company only for the time during which it satisfies the above conditions for being an Affiliated Employer.

2.03	“Annual Deferrals” means with respect to a Plan Year, a Participant’s Director Fees deferred under the Plan.

2.04	“Beneficiary” means a person or persons (including legal entities) designated by a Participant who is or may become entitled to a benefit under the Plan following a Participant’s death. A Beneficiary who becomes entitled to a benefit under the Plan remains a Beneficiary under the Plan until the Trustee has fully distributed to the Beneficiary his or her Plan benefit. A Beneficiary’s right to (and the Plan Administrator’s or a Trustee’s duty to provide to the Beneficiary) information or data concerning the Plan does not arise until the Beneficiary first becomes entitled to receive a benefit under the Plan.

2.05	“Board” means the Board of Directors of the Company.

2.06	“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Code and the final Treasury regulations thereunder. In accordance with the final Treasury regulations, “Change in Control” means any one of the events described below:
     (a) Change in Ownership. A change in the ownership of the Company occurs on the date that any person or persons acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such Company. If a person or group is considered to own more than fifty (50) percent of the total fair market value or total combined voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the “effective control of the Company” within the meaning of paragraph (b)).
     (b) Change in Effective Control. A change in the effective control of the Company occurs on the date that a majority of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election.
     (c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty (50) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
2.07	“Code” means the Internal Revenue Code of 1986, as amended, and any subsequent amendment or replacement thereof.

2.08	“Company” means Midwest Banc Holdings, Inc. and any successor which shall maintain this Plan; and any predecessor which has maintained this Plan. Where the context requires, the term “Company” shall include an Affiliated Employer that has adopted this Plan by appropriate resolution.

2.09	“Company Stock” means the common stock of Midwest Banc Holdings, Inc.

2.10	“Company Stock Subaccount” means an Account that is credited, at the Participant’s election, with a specified portion of the Participant’s Director Fees that is deemed invested in shares of Company Stock pursuant to Section 4.04.

2.11	“Deferred Fees” means the total Annual Deferrals under the Plan of a Participant in the current and prior Plan Years, adjusted for tracking investment gain or loss as provided herein.

2.12	“Director” means any person duly elected to the Board who is not an employee of the Company.

2.13	“Director Fees” means any remuneration or fees payable for services rendered as a Director (which amounts shall include fees for services as a member of one or more Committee(s) of the Board and meeting attendance fees, if any (among other fees), as applicable from time to time) that are otherwise payable to the Director in cash.

2.14	“Election Form” means the enrollment and election forms provided to a Director to enable him or her to elect to defer Director Fees, to elect the time and form of payment, and to change elections under the Plan.

2.15	“Election Period” means the enrollment period for making Investment Elections under this Plan immediately preceding the beginning of each Plan Year established by the Plan Administrator, such period to be applied on a uniform and nondiscriminatory basis for all Directors and Participants. However, a newly elected Director’s initial Election Period shall be determined pursuant to Section 3.02.

2.16	“Interest Earning Subaccount” means an Account that is credited, at the Participant’s election, with a specified portion of the Participant’s Director Fees and allocable interest calculated pursuant to Section 4.05.

2.17	“Investment Election” means an irrevocable election made by a Participant with regard to the allocation of Director Fees into the Company Stock Subaccount and/or the Interest Earning Subaccount.

2.18	“Participant” means any Director who elects to defer Director Fees under the terms of the Plan and any former Director who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

2.19	“Plan” means the Midwest Banc Holdings, Inc. Directors Deferred Compensation Plan, as set forth herein and as amended from time to time.

2.20	“Plan Administrator” means the Company or such other person designated by the Company to hold the position of Plan Administrator.

2.21	“Plan Year” means the twelve-month period ending each December 31st.

2.22	“Separation from Service” means termination of the Director’s services with the Company for reasons other than death. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as a director or as an independent contractor) would permanently decrease to no more than forty-nine (49%) of the average level of bona fide services performed (whether as a director or an independent contractor) over the immediately preceding twelve (12) month period (or the full period of services to the Company if the Director has been providing services to the Company less than twelve (12) months).

2.23	“Specified Employee” means an employee who, as of the date of the employee’s Separation from Service, is a key employee of the Company. Notwithstanding the foregoing, an employee is a Specified Employee only if the stock of the Company or any entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code is publicly traded on an established securities market or otherwise. For purposes of this Plan, an employee is a key employee if the employee meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). For purposes of identifying a Specified Employee, the definition of compensation under Treasury Regulation Section 1.415(c)-2(a) is used, applied as if the Company were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the special rules provided in Treasury Regulation Section 1.415(c)-2(g). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

2.24	“Trust” means a grantor trust or trusts established by the Company and created at the option of the Company under the provisions of this Plan to set aside assets to satisfy the Company’s promises under the Plan.

2.25	“Trustee” means an independent third party who may be granted corporate trustee powers under state law, such as a bank trust department or other similar party, and designated as the Trustee in the Trust Agreement.

2.26	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from one of the following circumstances:
     (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B));
     (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or
     (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
2.27	“Valuation Date” means the last day of each calendar quarter and such interim dates as the Plan Administrator deems necessary or appropriate to value the Participant’s benefits under this Plan.
ARTICLE III
PARTICIPATION REQUIREMENTS AND PARTICIPANT ELECTIONS
3.01	Participation Requirements.
          Each Director shall be eligible to participate in the Plan, but shall not commence participation in the Plan until the date described in Section 3.02 or Section 3.03.
3.02	Initial Election Period for Newly Elected Directors; Irrevocability of Elections.
     (a) A newly elected Director who wishes to defer Director Fees shall make an election within the 30-day period following his or her election to the Board, which election shall only apply to Director Fees earned for services performed after the date of such election and before the subsequent Plan Year. Subsequent annual elections shall be made pursuant to Section 3.03.
     (b) Any election made by a Participant pursuant to this Section 3.02 shall be irrevocable through the end of the applicable Plan Year.
3.03	Subsequent Annual Elections; Irrevocability of Elections.
     (a) During the Election Period prior to each subsequent Plan Year, each Director shall be given the opportunity to elect to defer Director Fees by completing an Election Form and returning it to the Plan Administrator. Any such election shall only apply to Director Fees earned for services performed during the Plan Year that follows the end of the Election Period.
     (b) A Participant who made an election to defer Director Fees for the prior Plan Year and does not make a new election during the Election Period will not retain his or her election for the subsequent Plan Year. Such Participant will be deemed to have elected not to defer his or her Director Fees in the subsequent Plan Year.
     (c) Any election made by a Participant pursuant to this Section 3.03 shall be irrevocable through the end of the applicable Plan Year.
3.04	Cancellation of Deferrals Following An Unforeseeable Emergency Payment.
Notwithstanding Section 3.02(b) and Section 3.03(c), upon a payment to a Participant for an Unforeseeable Emergency, such Participant’s deferral election will be cancelled for the remainder of the Plan Year.
3.05	Amount of Deferral.
           A Director may elect to defer receipt of all or a specified portion of his or her Director Fees.
3.06	Manner of Electing Deferral.
          Each Director who wishes to defer Director Fees to the Plan shall sign and deliver to the Plan Administrator before becoming a Participant an Election Form. The Election Form shall contain the following information:
     (a) the percentage or amount of Director Fees to be deferred;
     (b) an allocation of the Director Fees between the “Company Stock Subaccount” or the “Interest Earning Subaccount”;
     (c) in the case of a Director’s initial election only, an election of a lump sum payment or of a number of annual installments (not to exceed ten (10) years) for the payment of the Deferred Fees. Any payment election made by a Director in connection with his or her initial election to participate in the Plan shall apply to all Deferred Fees, whether covered by the initial deferral election or a subsequent deferral election; provided, however, that this paragraph (c) shall not preclude subsequent modifications to the payment election described immediately above that are made in connection with a Director’s Separation from Service and in compliance with Section 409A of the Code.
ARTICLE IV
CREDITING OF PARTICIPANT ACCOUNTS
4.01	Maintenance of Accounts.
          The Plan Administrator shall cause a separate Account to be established and maintained for each Participant, and within such Account, a separate Company Stock Subaccount and Interest Earning Subaccount. References herein to a Participant’s “Account” shall refer to the Participant’s Company Stock Subaccount and the Interest Earning Subaccount in the aggregate. A Participant’s Company Stock Subaccount and Interest Earning Subaccount shall be charged, as applicable, with any payments from the respective subaccounts on the date such payments are made pursuant to Section 6.11.
4.02	Crediting of Director Fees to Participant Accounts.
          An amount equal to amount of Director Fees that a Participant elects to defer will be credited to the Participant’s Account on the last business day of each calendar quarter or at more frequent intervals as determined to be necessary or appropriate by the Plan Administrator.
4.03	Crediting of Earnings and Losses.
          As of each Valuation Date, the Plan Administrator will adjust each Participant’s Account to reflect the crediting of deemed earnings, losses, and charges to each such Account as if an amount equal to the Participant’s Account balance had been invested in accordance with the directions such Participant is permitted to make pursuant to Section 3.06. Adjustments may be made at more frequent intervals as determined to be necessary or appropriate by the Plan Administrator.
4.04	Crediting of Director Fees to Company Stock Subaccount.
          The Plan Administrator shall credit a Director’s Annual Deferrals to his or her Company Stock Subaccount as follows:
     (a) On the last day of each calendar quarter, the amount of the Annual Deferrals deferred to the Company Stock Subaccount will be converted to that number of hypothetical shares of Company Stock (computed to the nearest 1/1000 of a share) that could have been purchased on such date with such amount, using the closing price for the Company Stock on such date (or, if such date is not a trading day, on the next preceding trading day) on the Nasdaq Stock Market’s National Market System, or, if the Company Stock is not then listed or quoted on Nasdaq, the principal stock exchange on which the Company Stock is then traded;
     (b) On each date on which a dividend is paid on the Company Stock, the Company Stock Subaccount will be credited with that number of hypothetical shares of Company Stock (computed to the nearest 1/1000 of a share) which theoretically could have been purchased with the amount of dividends payable on the number of hypothetical shares of Company Stock credited to the Participant’s Company Stock Subaccount immediately prior to the payment of such dividend; the number of additional shares of Company Stock shall be calculated as in Section 4.04(a); and
     (c) On the date of the occurrence of any event described in Section 10.07, the Company Stock Subaccount will be credited with a hypothetical number of shares of Company Stock necessary for an equitable adjustment, which adjustment shall be determined in accordance with Section 10.07 and in accordance with applicable law.

4.05	Crediting of Director Fees to Interest Earning Subaccount.
          The Plan Administrator shall credit a Director’s Annual Deferrals to his or her Interest Earning Subaccount as follows:
     (a) On the last day of each calendar quarter, the amount of the Annual Deferrals deferred to the Interest Earning Subaccount will be credited to the Interest Earning Subaccount; and
     (b) At the end of each Plan Year or portion of a Plan Year, the Interest Earning Subaccount will be credited with deemed interest, at an annual rate equivalent to the weighted average prime or base lending rate of JP Morgan Chase Bank (including any successor thereto or such other financial institution that may be selected from time to time by the Plan Administrator and in accordance with applicable law) for the relevant year or portion thereof. The calculation of the deemed interest will be based upon the average daily balance in the Interest Earning Subaccount during the Plan Year or portion thereof.
     (c) Interest on the balance of the Interest Earning Subaccount will continue to be credited until all amounts credited to such subaccount have been paid.
4.06	Account Valuation; Participant Statements.
          For each Plan Year, the Plan Administrator shall provide a written statement to each Participant setting forth (i) the amount credited to his or her Interest Earning Subaccount and the number of hypothetical shares of Company Stock credited to his or her Company Stock Subaccount (including hypothetical dividends converted to shares of hypothetical Company Stock pursuant to Section 4.04), if any, for the Plan Year, (ii) the rate at which interest was credited to his or her Interest Earning Subaccount and the aggregate amount of interest credited to such subaccount since the last such statement, and (iii) his or her total Account balance (in cash and Company Stock) as of a date specified in such statement.
4.07	Liability.
          The Company or an Affiliated Employer who has adopted the Plan will be liable to pay benefits to a Participant who is or was one of its Directors under this Plan only to the extent of the value of the Participant’s Account attributable to Director Fees that otherwise would have been payable by it. The Company, an Affiliated Employer, or the Plan Administrator is not liable for losses arising from depreciation or shrinkage in the value of any investments acquired in connection with this Plan.
ARTICLE V
FUNDING RESTRICTIONS
5.01	Funding Restrictions in General.
          Notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply to the funding of benefits under the Plan:

     (a) No assets set aside directly or indirectly in any trust or other arrangement (as determined by the Secretary of Treasury) for purposes of the Plan shall be located outside the United States or transferred to a location outside of the United States.
     (b) A change in the Company’s financial health shall not operate to cause the assets of the Plan to be restricted to the provision of benefits under the Plan, whether or not such assets are available to satisfy claims of general creditors.
5.02	Optional Establishment of a Trust Subject to Claims of Creditors.
          The Company or the Plan Administrator, acting as the Company’s agent, may enter into a “rabbi trust” arrangement solely for the purpose of investing all or part of the assets of the Company reserved for payment of the Accounts, which will be subject to the claims of the Company’s general creditors, and in which the Participants or Beneficiaries will not have an ownership interest nor a secured or preferred position or have any claim except as the Company’s general creditor. Such Trust, if established, shall be subject to the claims of the Company’s general creditors in the event of the bankruptcy or insolvency of the Company.
5.03	Ownership of Fund or Trust Fund.
          All Deferred Fees under the Plan, all property and rights to property (including rights as a beneficiary of a contract providing life insurance protection) purchased with such amounts, and all income attributable to such amounts, property, or rights, remain (until paid or made available to the Participant or Beneficiary) solely the property and rights of the Company (without being restricted to the provision of benefits under the Plan), subject only to the claims of the Company’s creditors. In this regard, the Participants’ Accounts are the sole property of the Company and will not be held in trust for Participants or as collateral security for the fulfillment of the Company’s obligations under the Plan. The Accounts are subject to the claims of the Company’s general creditors and no Participant or Beneficiary will have any vested interest or secured or preferred position with respect to an Account or have any claim against the Company except as a general creditor.
5.04	Company Contributions to Trust.
     (a) If a Trust is established under this Plan, all contributions to the Trust (including each installment thereof) are subject to the following conditions:
     (1) If the contribution is due to a mistake of fact, the Trustee, upon written request from the Company, must return to the Company the amount of the Company’s contribution made by the Company due to a mistake of fact. The Trustee will not return any portion of the Company’s contribution under the provisions of this paragraph more than one year after the Company made the contribution due to a mistake of fact.
     (2) The Trustee will increase the amount of the Company contribution returnable under this paragraph (a) for any earnings attributable to the contribution and the Trustee will decrease the Company contribution returnable for any losses attributable to it. The Trustee may require the Company to furnish it whatever evidence the Trustee deems necessary to enable the Trustee to confirm the amount the Company has requested be returned is properly returnable.
     (b) The Company may pay any contribution to any Trust established under the Plan in one or more installments in its discretion without interest.
ARTICLE VI
FORM AND TIMING OF PAYMENT OF BENEFITS
6.01	Forms of Payment and Elections.
     (a) A Participant’s Account shall be paid by the Company under one, or any combination, of the following payment methods:
     (1) By payment in a lump sum in cash;
     (2) By separate payments in annual installments in cash over a fixed schedule, not exceeding ten years, with each installment being equal to the balance in the Participant’s Account divided by the number of installments not previously made; or
     (3) By the issuance of Company Stock in an amount equal to the whole number of hypothetical shares of Company Stock credited to the Participant’s Company Stock Account as a bookkeeping entry at the time of payment, with any fractional shares paid in cash.
     (b) Unless otherwise expressly provided in this Article VI, the payment of benefits shall be made in the form elected by the Participant under Section 3.06(c); provided, however, where no form of payment is timely elected, a Participant’s entire Account will be paid by the Company in a lump sum in cash.
6.02	Timing of Payment of Deferred Fees Upon Separation From Service.
     (a) Payment of Deferred Fees will be made to a Participant (or the Participant’s Beneficiary or Beneficiaries) in accordance with the payment schedule elected by the Director under Section 3.06 or, if applicable, Section 6.01(b).
     (b) Payment of a Participant’s Account will commence on the 60th day following the Director’s Separation from Service. Installments payments will be made in annual installments on the anniversary of the date of the first installment payment. Each installment payment will be treated as a separate payment for purposes of Section 409A of the Code.
6.03	Timing of Payment of Deferred Fees Upon Death.
          Notwithstanding any election of the Participant pursuant to Section 3.06, in the event a Participant dies before payments begin or after payments begin but before receiving his or her entire Account balance, the remaining balance of his or her Account shall be made in a single lump sum payment in cash to his or her Beneficiary or Beneficiaries on the 74th day following the Participant’s death.
6.04	Timing of Payment of Deferred Fees Upon A Change in Control.
          Notwithstanding the election of the Participant pursuant to Section 3.06, in the event there is a Change in Control before a Participant begins to receive payments or after payments begin but before receiving his or her entire Account balance, the remaining balance of his or her Account shall be distributed in a single lump sum payment in cash to the Participant on the 74th day following the Change in Control.
6.05	Timing of Payment of Deferred Fees Upon An Unforeseeable Emergency.
     (a) Payments because of an Unforeseeable Emergency are limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account the additional Director Fees that are available as a result of the cancellation of the deferral election pursuant to Section 3.04.
     (b) Whether a Participant is faced with an Unforeseeable Emergency permitting a payment under this Section 6.05 is to be determined by the Plan Administrator based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.
6.06	Payment of Deferred Fees to Satisfy Domestic Relations Order.
          The time or schedule of a payment of a Participant’s Account may be accelerated to an individual other than the Participant, or a payment may be made to an individual other than the Participant, to the extent necessary to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
6.07	Limited Cashouts.
          Notwithstanding anything in this Article VI to the contrary, the Company may make a lump sum payment of amounts deferred hereunder provided:
     (a) the payment results in the termination of the Participant’s interest under the Agreement and all other agreements, methods, programs, or other arrangements that are required to be aggregated pursuant to Treasury Regulation Section 1.409A-1(c)(2); and
     (b) the payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.

6.08	Change in Form or Timing of Payments.
          For payments under this Article VI, the Participant may elect to delay the timing or change the form of payments; provided, however, any such election:
     (a) may not accelerate the time or schedule of any payment, except as provided in Section 409A of the Code and the regulations thereunder;
     (b) must delay the commencement of payments for a minimum of five (5) years from the date the first payment was originally scheduled to be made; and
     (c) must take effect not less than twelve (12) months after the election is made.
6.09	Restriction on Timing of Payment.
          Notwithstanding any provision in this Plan to the contrary, if the Participant is considered a Specified Employee, the provisions of this Section 6.09 shall govern all payments hereunder. If benefit payments which would otherwise be made to the Participant due to Separation from Service are limited because the Participant is a Specified Employee, then such payments shall not be made during the first six (6) months following Separation from Service. Rather, any payment which would otherwise be paid to the Participant during such period shall be accumulated (without the adjustment for the time value of money) and paid to the Participant in a lump sum on the first day of the seventh month following Separation from Service. All subsequent payments shall be paid in the manner specified.
6.10	No Loans.
          No Participant or Beneficiary may borrow directly or indirectly from the Plan or any Trust established hereunder.
6.11	Accounting for Payments.
          As of the date of any payment hereunder, the payment shall be charged to the Participant’s Account. Such amounts shall be charged on a pro rata basis against the investments of the Trust in which the Participant’s Account is deemed to be invested.
ARTICLE VII
DESIGNATION OF BENEFICIARY
          A Participant from time to time may designate, in writing, any person or persons (including a trust or other entity), contingently or successively, as his or her Beneficiary to whom the Trustee will pay the Participant’s Account in the event of death. A Participant also may designate the form and method of payment of his or her Account upon death. The Plan Administrator will prescribe the form for the Participant’s written designation of Beneficiary and, upon the Participant’s filing a valid form with the Plan Administrator, the form effectively revokes all designations filed prior to that date by the same Participant. Unless otherwise required by applicable State law, a divorce decree or a decree of legal separation does not by itself revoke the Participant’s designation, if any, of his or her spouse as his or her Beneficiary under the Plan.
          If no Beneficiary is named, or if the Beneficiary named by a Participant predeceases the Participant, then the Plan Administrator will distribute the Participant’s remaining Account to the personal representative of the Participant’s estate.
          If the Beneficiary survives the Participant, but dies prior to distribution of the Participant’s entire Account, the Trustee will pay the remaining Account to the Beneficiary’s estate unless: (1) the Participant’s Beneficiary designation provides otherwise; or (2) the Beneficiary has properly designated a beneficiary. A Beneficiary only may designate a beneficiary for the Participant’s Account balance remaining at the Beneficiary’s death, if the Participant has not previously designated a successive contingent beneficiary and the Beneficiary’s designation otherwise complies with the Plan terms. The Plan Administrator will direct the Trustee as to the method and to whom the Trustee will make payment under this paragraph.
ARTICLE VIII
PLAN ADMINISTRATION
8.01	Plan Administrator; Expenses.
     (a) The Plan Administrator shall carry out its duties through its president or such officer as the president designates, who shall act as the agent of the Plan Administrator.
     (b) All usual and reasonable expenses of the Plan Administrator in administering and maintaining the Plan will be paid by the Company.
8.02	Powers and Duties.
     (a) Except as otherwise expressly provided in this Plan, the Plan Administrator shall have, in its sole and absolute discretion, full and complete authority, responsibility, and control over the management, administration, accounting, recordkeeping, and operation of the Plan, including but not limited to the following discretionary powers and duties:
     (1) To resolve, in its discretion, all questions of fact relating to the administration of the Plan and to determine all questions relating to the eligibility of any Director or Beneficiary or other person to participate or remain a Participant hereunder and to receive benefits under the Plan;
     (2) To interpret the provisions of the Plan in good faith and to correct any defect, cure any ambiguity, supply any omission, and reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem necessary or appropriate in its discretion;

     (3) To compute, certify, and direct the Trustee, if any, with respect to the amount and the kind of benefits to which any Participant shall be entitled hereunder;
     (4) To authorize and direct the Trustee with respect to all disbursements from the Plan;
     (5) To maintain all necessary records for the administration of the Plan;
     (6) To adopt such rules, regulations, policies, and bylaws it deems necessary or desirable for the proper administration of the Plan as are consistent with the terms hereof;
     (7) To determine the size and type of any contract to be purchased from any insurer, and to designate the insurer from which such contract shall be purchased;
     (8) To compute and certify to the Company and to the Trustee from time to time the sums of money to assist in meeting its liabilities under the Plan;
     (9) To engage the services of any person to invest any Account under this Plan and to direct such person to make payment to a Participant of his or her Account; and
     (10) To administer the claims and claims review procedures under this Plan, to review and render decisions on claims, and to make findings of fact in connection therewith.
     (b) Benefits under this Plan shall not be paid unless the Plan Administrator in its discretion determines that the applicant is entitled to them.
8.03	Interpretation of Plan Provisions; Finality of Rules and Decisions.
     (a) The provisions of the Plan shall be interpreted in light of all the circumstances and such evidence of extrinsic evidence of the intent of the Company in establishing and modifying the Plan as is not inadmissible in a court of competent jurisdiction by reason of the Statute of Frauds, the parole evidence rule, or some other rule of law. In construing the terms of the Plan, special favorable consideration is to be given to an interpretation that does not result in substantial unanticipated costs to the Plan or the Company as opposed to an interpretation that does result in substantial unanticipated costs to the Plan or the Company. Whenever the intent of the Company cannot be plainly determined, the interpretation of the Plan Administrator shall be given effect.
     (b) When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by the Company or by legal counsel or the accountant for the Company or the Plan.

     (c) There shall be no appeal from any ruling or decision of the Plan Administrator acting within its authority, except to a court acting within its lawful jurisdiction. Any ruling or decision of the Plan Administrator shall be final, conclusive, and binding upon all persons affected by it, unless such ruling or decision is found by a court acting within its lawful jurisdiction to be an abuse of discretion and clearly, completely, or downright unreasonable. That is, a finding by a court that the Plan Administrator has made a mistake or wrong call will not be sufficient for the court to set aside the Plan Administrator’s ruling or decision.
8.04	Exhaustion of Administrative Remedies Required.
          No Participant, Beneficiary, or other person shall be permitted to maintain any legal action against the Plan, the Company, or any other person for claims for which relief may be sought under the claims and claims review procedures under this Plan without first exhausting those procedures.
8.05	Claims Procedures.
     (a) Any Participant, former Participant, or Beneficiary (herein the “Claimant”) may file a claim for relief with the Plan Administrator. Such claim is required to be made in writing and shall reasonably inform the Plan Administrator of the identity of the Claimant and the nature of the claim. The Plan Administrator will decide each claim and, if the claim is wholly or partially denied, notify the Claimant of the adverse determination within 90 days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If such an extension of time in processing is required, the Plan Administrator shall give written notice of the extension to the Claimant before the end of the 90-day period. The extension shall not exceed a period of 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination.
     (b) The period of time within which a determination by the Plan Administrator is required to be made shall begin at the time a claim is filed with the Plan Administrator in accordance with paragraph (a), without regard to whether all of the information necessary to make a benefit determination accompanies the filing.
     (c) In the event the claim is wholly or partially denied, the Plan Administrator shall notify the Claimant of the adverse determination. The notification shall be in writing or in an electronic form. The notification shall set forth, in a manner calculated to be understood by the Claimant, the following:
     (1) The specific reason or reasons for the adverse determination;
     (2) Reference to the specific Plan provisions upon which denial is based;

     (3) A description of any additional material or information necessary for the Claimant to perfect the claim (if any) and an explanation why such material or information is necessary; and
     (4) A description of the Plan’s review procedures and the time limits applicable to such procedures.
     (d) In the event the Plan Administrator fails to notify the Claimant of any determination on a claim and does not otherwise provide the relief requested by the Claimant within the time allowed for its determination, then the claim shall be deemed denied as of the end of the time allowed for the Plan Administrator’s determination. The Claimant shall then be entitled to appeal the deemed claim denial under Section 8.06.
8.06	Claims Review Procedures: Appeals of Adverse Determinations.
     (a) Within 60 days of the receipt by the Claimant of a written or electronic notice of an adverse determination, a Claimant may file a written request with the Plan Administrator for a full and fair review of the Claimant’s claim and the adverse determination. In connection with the Claimant’s appeal of the adverse determination, the following procedures shall apply:
     (1) The Claimant shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim.
     (2) The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents records, and other information relevant to the Claimant’s claim.
     (3) The Plan Administrator shall provide a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial determination.
     (b) The Plan Administrator shall notify the Claimant of its determination on review within 60 days after receipt of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing if a hearing is determined to be desirable by the Plan Administrator in its discretion) require an extension of time for processing the appeal. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. The extension will not exceed a period of 60 days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.
     (c) The Plan Administrator shall notify the Claimant of its determination on review. The notification shall be in writing or in an electronic form. The notification shall set forth, in a manner calculated to be understood by the Claimant, the following:

     (1) The specific reason or reasons for the determination;
     (2) Reference to the specific Plan provisions upon which the determination is based; and
     (3) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim.
     (d) In the event the Plan Administrator fails to notify the Claimant of any determination on review and does not otherwise provide the relief requested by the Claimant within the time allowed for its determination on review, then the request for review shall be deemed denied as of the end of the time allowed for the Plan Administrator’s determination. The Claimant shall then have exhausted the procedures of this Section 8.06.
ARTICLE IX
AMENDMENT AND TERMINATION
9.01	Amendment.
     (a) The Company has the right at any time and from time to time:
     (1) To amend this Plan and the instrument governing the Trust in any manner it deems necessary or advisable in order to maintain compliance with all applicable laws, including without limitation: (i) Section 409A of the Code and the regulations issued thereunder; and (ii) Rule 16b-3 and any other rule or regulation issued pursuant to the Securities and Exchange Act of 1934, as amended; and
     (2) To amend this Plan and the instrument governing the Trust in any other manner, including an amendment to eliminate future deferrals for Directors or to limit participation to current Participants.
     (b) The Company must make all amendments in writing. Each amendment must state the date to which it is either retroactively or prospectively effective. The Company also may not make any amendment which affects the rights, duties, or responsibilities of the Trustee, if any, without the written consent of the affected Trustee.
9.02	Termination.
          The Company has the right, at any time, to terminate this Plan. The termination of the Plan, however, will not cause a distribution of benefits under this Plan. Rather, upon such termination payments will be made at the earliest payment event permitted under Article VI.

9.03	Plan Terminations Under Section 409A.
          Notwithstanding anything to the contrary in Section 9.02, if this Agreement terminates in the following circumstances, the Company may distribute the benefits to the Participant in a lump sum:
     (a) Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all payments are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Company’s arrangements which are substantially similar to the Plan are terminated so that all participants in similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;
     (b) The Company’s termination of the Plan within twelve (12) months of a corporate dissolution or with the approval of a bankruptcy court provided that the Deferred Fees under the Plan are included in the Participant’s gross income in the latest of the following years: (i) the calendar year in which the Plan terminates; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practical; or
     (c) Upon the Company’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulations Section 1.409A-1(c) if the Participant participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination payments are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.
ARTICLE X
MISCELLANEOUS
10.01	Anti-Alienation.
          A Participant or Beneficiary does not have the right to commute, sell, assign, pledge, transfer or otherwise convey or encumber the right to receive any payments under the Plan or Trust and the Trustee will not recognize any such anticipation, assignment, or alienation. The payments and the rights under this Plan are nonassignable and nontransferable. Furthermore, a Participant’s or Beneficiary’s interest in the Trust is not subject to attachment, garnishment, levy, execution or other legal or equitable process, except by a bona fide domestic relations order that would be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code were the Plan intended to be qualified under Section 401(a) of the Code. Notwithstanding any provision of the Plan to the contrary, an offset to a Participant’s Account against an amount that the Participant is ordered or required to pay the Company or the Trust with respect to a judgment, order, decree, or settlement is permitted. In that regard, the Company and the Trust have the rights to receive the benefit of any offset.

10.02	State Law.
          The laws of the State of Illinois will determine all questions arising with respect to the provisions of this Plan, except to the extent, if any, Federal law supersedes State law with respect to this Plan.
10.03	No Guarantee of Continued Service.
          Nothing contained in this Plan, or any modification or amendment to the Plan, or in the creation of any Account, or the payment of any benefit, gives any Director, Participant, or Beneficiary: (i) any right to continue as a member of the Board or in any other position; or (ii) any legal or equitable right against the Company, or employee of the Company, or its agents, or against the Plan Administrator, except as expressly provided by the Plan.
10.04	Notice, Designation, Election, Consent, and Waiver.
          All notices under the Plan and all Participant or Beneficiary designations, elections, consents or waivers must be in writing and made in a form the Plan Administrator specifies or otherwise approves. To the extent permitted by Treasury regulations or other applicable guidance, any Plan notice, election, consent or waiver may be transmitted electronically. Any person entitled to notice under the Plan may waive the notice or shorten the notice period except as otherwise required by applicable law.
10.05	Action by Company.
          Whenever in this Plan, action may or is required to be taken by the Company such action will be effective if taken by the president or the chairman of the Company.
10.06	Conditions Upon Issuance of Company Stock.
          Shares of Company Stock shall not be issued pursuant to the Plan unless the issuance and delivery of such shares pursuant hereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Company Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
10.07	Change in Corporate Capitalization.
          In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Company Stock outstanding), as a result of a stock split, reverse stock split, stock dividend, combination or reclassification of Company Stock, or an extraordinary corporate transaction, including, without limitation, any merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial liquidation of the Company, the Board may make such equitable substitutions or adjustments in the aggregate number of shares of Company Stock in the Participant’s Account and in the form or type of property represented by such shares of Company Stock as the Board deems appropriate.
10.08	Two-Year Time Limitation on Legal Actions.
          No legal action to recover any benefits or for any other relief with respect to this Plan may be commenced more than two years after the cause of action accrued. In the case of a denial of a claim for benefits under this Plan, the cause of action shall be deemed to have accrued for the purposes of this provision on the date the first notice of denial of the claim is sent to the claimant or, in the event no notice of denial is sent, 90 days after the date the claim was delivered to the Plan Administrator.
10.09	Compliance With Section 409A of the Code.
     (a) The terms and conditions of the Plan have been structured to comply (and shall be interpreted in accordance) with Section 409A of the Code and the regulations thereunder.
     (b) Following the occurrence of an event described in Section 10.07, no action shall be taken under the Plan that will cause any Account to fail to comply in any respect with Section 409A of the Code without the written consent of the Participant.
     (c) Any adjustments to shares of Company Stock and/or cash payments made pursuant to Section 10.07 shall be made (i) in compliance with the requirements of Section 409A of the Code and (ii) in such a manner as to ensure that after such adjustment and/or cash payment, the shares of Company Stock or Deferred Fees paid comply with the requirements of Section 409A of the Code.
* * * * *
          The Company has caused this instrument to be executed by one of its duly authorized officers on this                      day of                                         , 2008.

MIDWEST BANC HOLDINGS INC.
By:
Its: